As filed with the Securities and Exchange Commission on November 17, 2014

Registration No. 333-200018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3044956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(781) 852-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Hari Ravichandran

President and Chief Executive Officer

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(781) 852-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark G. Borden, Esq.

David A. Westenberg, Esq.

Jason L. Kropp, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Telephone: (617) 526-6000

Telecopy: (617) 526-5000

David C. Bryson, Esq. Chief Legal Officer Endurance International Group Holdings, Inc. 10 Corporate Drive, Suite 300 Burlington, Massachusetts 01803 Telephone: (781) 852-3200 Telecopy: (781) 272-2915	Mark T. Bettencourt, Esq. Joseph C. Theis, Jr., Esq. Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 Telephone: (617) 570-1000 Telecopy: (617) 523-1231

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and neither we nor the selling stockholders are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated November 17, 2014.

13,000,000 Shares

Common Stock

We are selling 3,000,000 shares of our common stock, par value $0.0001 per share, and the selling stockholders identified in this prospectus are selling 10,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “EIGI.” The last reported sale price of the common stock on November 14, 2014 was $15.69 per share.

Investing in our common stock involves significant risks. See “Risk Factors” on page 8 and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Endurance International Group Holdings, Inc.	$	$
Proceeds to the selling stockholders	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting (Conflicts of Interest)” beginning on page 41 of this prospectus for a description of the compensation paid to underwriters.

The underwriters have the option to purchase up to an additional 1,950,000 shares of common stock from the selling stockholders on the same terms set forth above. See “Underwriting (Conflicts of Interest).”

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2014.

Goldman, Sachs & Co.		Credit Suisse
Morgan Stanley		Wells Fargo Securities
Allen & Company LLC	Cowen and Company	Jefferies
Craig-Hallum Capital Group		Oppenheimer & Co.

Prospectus dated November                     , 2014

Neither we, the underwriters, nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any information other than the information in this prospectus or in any related free writing prospectus filed by us with the SEC. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock described in this prospectus or an offer to sell or the solicitation of an offer to buy such common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, the documents incorporated by reference herein and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Endurance International Group Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries. References to “Warburg Pincus” refer to Warburg Pincus LLC. References to “Goldman Sachs” refer to Goldman, Sachs & Co.

- i -

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus and the documents incorporated by reference, especially the risks of investing in our common stock discussed under “Risk Factors.” You should also carefully read the information incorporated by reference in this prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus is a part.

Endurance International Group Holdings, Inc.

We are a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses, or SMBs, succeed online. Leveraging our proprietary technology platform, as of September 30, 2014, we serve over 3.8 million subscribers globally with a comprehensive and integrated suite of over 150 products and services that help SMBs get online, get found and grow their businesses. The products and services available on our platform include domains, website builders, web hosting, email, security, backup, search engine optimization and search engine marketing, social media services, website analytics, and productivity and e-commerce solutions.

Our principal executive offices are located at 10 Corporate Drive, Burlington, Massachusetts 01803, our telephone number at that address is (781) 852-3200 and our Internet address is http://www.endurance.com. The information on our website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our Internet address is included as an inactive textual reference only.

The Offering

Common stock offered by us	3,000,000 shares

Common stock offered by the selling stockholders	10,000,000 shares

Common stock to be outstanding after this offering	132,384,015 shares

Option to purchase additional shares of common stock from the selling stockholders	The underwriters have been granted a 30-day option to purchase up to an additional 1,950,000 shares of our common stock from the selling stockholders at the price at which the underwriters will purchase the shares from us and the selling stockholders in this offering.

Use of proceeds (conflicts of interest)

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $44.7 million based on an assumed public offering price of $15.69 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on November 14, 2014. We plan to use the net proceeds from this offering for general corporate purposes, which may include the repayment and refinancing of debt, working capital and capital expenditures. In addition, we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary companies, businesses, products or technologies, though we have no current agreements, commitments or understandings for any specific acquisitions or investments at this time. See “Use of Proceeds.” Goldman Sachs, together with its affiliates, indirectly owns in excess of 10% of our issued and outstanding common stock, and is therefore deemed to be one of our “affiliates” and have a “conflict of interest” under FINRA Rule 5121(f)(5). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 requires that a “qualified independent underwriter”, or QIU, participate in the preparation of this prospectus and exercise the usual standards of due diligence with respect thereto. Credit Suisse Securities (USA) LLC has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus is a part. We have agreed, subject to certain terms and conditions, to indemnify Credit Suisse Securities (USA) LLC against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act of 1933, as amended. See “Underwriting (Conflicts of Interest).”

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, including any sale of shares of common stock if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholders.

Risk factors	See “Risk Factors” on page 8 of this prospectus and other information included in or incorporated by reference in this prospectus, including the section entitled “Risk Factors” beginning on page 45 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 7, 2014, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Select Market symbol	EIGI

The number of shares of our common stock to be outstanding after this offering is based on 129,384,015 shares of our common stock outstanding as of September 30, 2014 and excludes as of such date:

•	5,390,343 shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $12.01 per share;

•	1,013,342 shares issuable pursuant to restricted stock units outstanding; and

•	11,193,446 shares reserved for future issuance under our equity compensation plans.

Except as otherwise noted, we have presented the information in this prospectus:

•	assuming no exercise of outstanding stock options described above; and

•	assuming no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholders.

Summary Consolidated Financial Data

The following table presents summary consolidated financial and other data for our business for the periods indicated. The summary consolidated statements of operations data presented below for the period from January 1, 2011 through December 21, 2011, the period from December 22, 2011 through December 31, 2011 and the years ended December 31, 2012 and December 31, 2013, and the consolidated balance sheet data as of December 31, 2013, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 28, 2014 and is incorporated by reference in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2013 and 2014, and the consolidated balance sheet data as of September 30, 2014 have been derived from our unaudited consolidated financial statements for those periods incorporated by reference in this prospectus from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which was filed with the SEC on November 7, 2014 and is incorporated by reference in this prospectus, and except as described in the notes thereto, have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that information for such periods. Our historical results are not necessarily indicative of the results to be expected in the future and the results for any interim period are not necessarily indicative of the results to be expected in the full year. You should read this summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference in this prospectus. All data in the following table are in thousands, except share and per share data.

	Predecessor(1)	Successor(1)
	Period from January 1 through December 21, 2011	Period from December 22 through December 31, 2011	Year Ended December 31,		Nine Months Ended September 30,
			2012	2013	2013	2014
					(unaudited)
Consolidated Statements of Operations Data:
Revenue	$187,340	$2,967	$292,156	$520,296	$383,876	$457,909
Cost of revenue(2)	133,399	3,901	237,179	350,103	262,345	279,218

Gross profit	53,941	(934)	54,977	170,193	121,531	178,691
Operating expense:
Sales and marketing	54,932	1,482	83,110	117,689	87,231	114,610
Engineering and development	5,538	101	13,803	23,205	17,644	14,497
General and administrative	16,938	3,755	48,411	92,347	44,105	50,914

Total operating expense(3)	77,408	5,338	145,324	233,241	148,980	180,021
Loss from operations	(23,467)	(6,272)	(90,347)	(63,048)	(27,449)	(1,330)
Net interest income (expense)	(50,291)	(855)	(126,131)	(98,327)	(66,050)	(41,964)

Loss before income taxes and equity earnings of unconsolidated entities	(73,758)	(7,127)	(216,478)	(161,375)	(93,499)	(43,294)
Income tax expense (benefit)	126	(2,746)	(77,203)	(3,596)	(1,427)	4,776

Loss before equity earnings of unconsolidated entities	(73,884)	(4,381)	(139,275)	(157,779)	(92,072)	(48,070)
Equity loss (income) of unconsolidated entities, net of tax	—	—	23	2,067	(359)	(26)

Net loss	$(73,884)	$(4,381)	$(139,298)	$(159,846)	$(91,713)	$(48,044)
Net loss attributable to non-controlling interest	—	—	—	(659)	—	(7,413)

Net loss attributable to Endurance International Group Holdings, Inc.	$(73,884)	$(4,381)	$(139,298)	$(159,187)	$(91,713)	$(40,631)

	Predecessor(1)	Successor(1)
	Period from January 1 through December 21, 2011	Period from December 22 through December 31, 2011	Year Ended December 31,		Nine Months Ended September 30,
			2012	2013	2013	2014
					(unaudited)
Net loss per share attributable to Endurance International Group Holdings, Inc. basic and diluted		$(0.05)	$(1.44)	$(1.55)	$(0.94)	$(0.32)

Weighted average shares used to compute net loss per share attributable to Endurance International Group Holdings, Inc. basic and diluted		96,370,134	96,562,674	102,698,773	97,618,972	127,053,560

Pro forma net loss per share attributable to Endurance International Group Holdings, Inc. basic and diluted (unaudited)		$(0.05)	$(1.44)	$(1.55)	$(0.94)	$(0.32)

Pro forma weighted average shares used to compute net loss per share attributable to Endurance International Group Holdings, Inc. basic and diluted (unaudited)		96,370,134	96,562,674	102,698,773	97,618,972	127,053,560

(1)	In December 2011, investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs acquired a controlling interest in our company. We refer to this transaction as the Sponsor Acquisition. Our company is referred to as the “predecessor” for all periods prior to the Sponsor Acquisition and is referred to as the “successor” for all periods after the Sponsor Acquisition.
(2)	Includes stock-based compensation expense of $26,000 and $126,000 for the years ended December 31, 2012 and December 31, 2013, respectively, and $16,000 and $0.4 million for the nine months ended September 30, 2013 and 2014, respectively. We recorded no stock-based compensation expense to cost of revenue in 2011.
(3)	Includes stock-based compensation expense of $1.0 million for the predecessor period of 2011 and $2.3 million and $10.6 million for the years ended December 31, 2012 and 2013, respectively, and $1.1 million and $11.0 million for the nine months ended September 30, 2013 and 2014, respectively.
(4)	The pro forma statement of operations data give effect to our issuance and sale of 3,000,000 shares of common stock in this offering.

	As of December 31, 2013	As of September 30, 2014
		Actual	Pro Forma(1)
		(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents(2)	$66,815	$22,403	$67,150
Property and equipment, net	49,715	59,486	59,486
Working capital(3)	(160,511)	(302,506)	(257,759)
Total assets	1,580,938	1,729,232	1,773,979
Current and long-term debt	1,047,375	1,100,500	1,100,500
Total stockholders’ equity	155,262	144,256	189,003

(1)	The pro forma balance sheet data give effect to our issuance and sale of 3,000,000 shares of common stock in this offering, based on an assumed public offering price of $15.69 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on November 14, 2014, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	Excludes restricted cash of $2.0 million and $1.9 million as of December 31, 2013 and September 30, 2014, respectively.
(3)	Includes current term loan debt of $10.5 million and $61.0 million of outstanding indebtedness under our revolving credit facility as of September 30, 2014.

	Predecessor	Successor
	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31,		Nine Months Ended September 30,
			2012	2013	2013	2014
Financial and other metrics:
Total subscribers(1)	2,845	2,857	3,223	3,502	3,440	3,841
Average revenue per subscriber(2)	$12.84	$12.84	$12.92	$13.09	$13.02	$14.35
Monthly recurring revenue retention rate(3)	99%	99%	99%	99%	99%	99%
Adjusted net income(4)	$60,072	$1,813	$28,187	$97,724	$79,040	$98,942
Adjusted EBITDA(5)	$90,189	$3,863	$133,664	$207,931	$161,717	$173,665
Unlevered free cash flow(6)	$73,295	$3,419	$101,685	$166,457	$128,944	$142,677
Free cash flow(7)	$46,785	$2,661	$49,405	$83,432	$64,571	$100,775

(1)	We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our web presence solutions on a paid basis. Historically, in calculating total subscribers, we included the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the date of the relevant acquisition. We do not include in total subscribers accounts that access our solutions via resellers or purchase only domain names from us. Subscribers of more than one brand are counted as separate subscribers. We believe total subscribers is an indicator of the scale of our platform and our ability to expand our subscriber base and is a critical factor in our ability to monetize the opportunity we have identified in serving the SMB market. Total subscribers for a period may reflect adjustments to add or subtract subscribers as we integrate and/or are otherwise able to identify subscribers that meet the definition of total subscribers.
(2)	Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of revenue we recognize in a period divided by the average of the number of total subscribers at the beginning of the period and at the end of the period. In calculating ARPS, we exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. Historically, we adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have adjusted the amount of revenue to include the revenue generated from subscribers we add through business acquisitions from the date of the relevant acquisition. We believe including revenue from acquired subscribers in this manner provides a useful comparison of the revenue generated per subscriber from period to period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing, and sell products and services to new and existing subscribers. For more information regarding ARPS and a reconciliation of ARPS to average revenue per subscriber calculated on a GAAP basis, see “Non-GAAP Financial Measures.”
(3)	We calculate monthly recurring revenue retention rate at the end of a period by taking the retained recurring value of subscription revenue of all active subscribers at the end of the prior period and dividing it into the retained recurring value of subscription revenue for those same subscribers at the end of the period presented.
(4)

Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of property and equipment, expenses related to integration of acquisitions and restructurings, any dividend-related payments accounted for as compensation expense, transaction expenses and charges including costs associated with certain litigation matters, and preparation for our initial public offering, less (ii) earnings of unconsolidated entities and net gain on sale of property and equipment and (iii) the estimated tax effects of the foregoing adjustments. For more information regarding adjusted net income and a reconciliation of adjusted net income to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”
(5)	Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, and income tax expense (benefit). For more information regarding adjusted EBITDA and a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”
(6)	Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as adjusted EBITDA plus change in operating assets and liabilities (other than deferred revenue) net of acquisitions, less capital expenditures and income taxes excluding deferred tax. For more information regarding UFCF and a reconciliation of UFCF to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”
(7)	Free cash flow, or FCF, is a non-GAAP financial measure that we calculate as unlevered free cash flow less interest expense. For more information regarding FCF and a reconciliation of FCF to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which was filed with the SEC on November 7, 2014 and is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. For more information, see “Where You Can Find More Information.”

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile, and the value of an investment in our common stock may decline.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Since shares of our common stock were sold in our initial public offering in October 2013 at a price of $12.00 per share, through November 14, 2014 our common stock’s trading price has ranged from $10.85 to $17.68. In addition to the factors discussed in this “Risk Factors” section, factors that may cause volatility in our share price include:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of comparable companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	announcements of technological innovations, new products, strategic alliances, or significant agreements by us or by our competitors;

•	litigation involving us;

•	investors’ general perception of us;

•	actual or anticipated changes in our growth rate relative to that of our competitors;

•	changes in general economic, industry and market conditions and trends; and

•	recruitment or departure of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of our stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business, which could harm our business.

If securities or industry analysts cease publishing research or reports about us, our business or our market, or if they publish negative reports about our stock, the price of our stock and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about our company. If one or more of such analysts downgrade our common stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts covering us fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

Future sales of our common stock in the public market could cause our stock price to decline.

Upon completion of this offering, based on our shares outstanding as of October 31, 2014, we will have 132,420,036 shares of common stock outstanding. The shares of common stock outstanding generally are freely tradable, except to the extent they are restricted or control securities subject to the limitations on sale of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from the selling stockholders, 89,396,519 of these shares will be restricted as a result of lock-up agreements with our directors and executive officers and the selling stockholders that will restrict transfers for 90 days after the date of this prospectus, subject to certain exceptions. Goldman Sachs may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period (provided that Credit Suisse Securities (USA) LLC may, in its sole discretion, release all or some portion of the shares held by investment funds and entities affiliated with Goldman Sachs subject to lock-up agreements prior to expiration of the lock-up period). Sales of a substantial number of shares of our common stock could cause our stock price to decline.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

After this offering, based on our shares outstanding as of October 31, 2014, our directors and executive officers and their affiliates will beneficially own, in the aggregate, 66.7% of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from the selling stockholders. Specifically, after this offering, investment funds and entities affiliated with Warburg Pincus will own, in the aggregate, 43.9% of our outstanding common stock, and investment funds and entities affiliated with Goldman Sachs, will own, in the aggregate, approximately 14.1% of our outstanding common stock, after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from the selling stockholders. As a result, these stockholders, if they act together, could have significant influence over the outcome of matters submitted to our stockholders for approval. Our stockholders agreement contains agreements among the parties with respect to certain matters, including the election of directors, and certain restrictions on our ability to effect specified corporate transactions. If these stockholders were to act together, they could have significant influence over the management and affairs of our company. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock. In particular, the significant ownership interest of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs in our common stock could adversely affect investors’ perceptions of our corporate governance practices.

Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors or may want us to pursue strategies that deviate from the interests of other stockholders.

If you purchase shares of common stock in this offering, you will suffer immediate dilution in the book value of your investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an assumed public offering price of $15.69 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on November 14, 2014, you will experience immediate dilution of $25.63 per share, representing the difference between our net tangible book value per share after giving effect to this offering and the public offering price. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

You may experience future dilution as a result of future equity offerings.

In the future, we may offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock in order to raise additional capital. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. Investors purchasing shares or other securities in the future could have rights, preferences or privileges senior to those of existing stockholders and you may experience dilution. You may incur additional dilution upon the exercise of any outstanding stock options or vesting of restricted stock awards and restricted stock units.

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

Investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, together, hold a controlling interest in our company. Warburg Pincus, Goldman Sachs and their respective affiliates have other investments and business activities in addition to their ownership of our company. Warburg Pincus, Goldman Sachs and their respective affiliates have the right, and have no duty to abstain from exercising the right, to engage or invest in the same or similar businesses as us. To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries. Further, no such person shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries. This exculpation from liability does not apply, in the case of any such person who is a director or officer of ours, where such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

You should not rely on an investment in our common stock to provide dividend income. We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our credit facility, which prohibits our payment of dividends on our capital stock without prior consent, and any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could adversely affect our ability to operate and grow our business.

Although we are not currently relying on the “controlled company” exemption and do not expect to continue to qualify as a “controlled company” upon completion of this offering, if we continue to be a “controlled company” within the meaning of the NASDAQ Listing Rules upon completion of this offering, we will continue to qualify for exemptions from certain corporate governance requirements.

We are currently considered a “controlled company” under the NASDAQ Listing Rules. Under these rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain NASDAQ Listing Rules regarding corporate governance, including:

•	the requirement that a majority of our board of directors consist of independent directors;

•	the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a “controlled company.” Although we currently qualify as a “controlled company,” we have complied with and intend to continue to fully comply with all corporate governance requirements under the NASDAQ Listing Rules.

Upon completion of this offering, we expect to no longer qualify as a “controlled company” for purposes of the NASDAQ Listing Rules. However, if we were to qualify as a “controlled company” and utilize some or all of these exemptions, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Listing Rules regarding corporate governance.

Entities affiliated with Goldman Sachs, an underwriter in this offering, own in excess of 10% of our issued and outstanding common stock. Goldman Sachs is therefore deemed to be one of our “affiliates” and have a “conflict of interest” within the meaning of FINRA Rule 5121, which could expose us to risks associated with Goldman Sachs’ conflict of interest.

Goldman Sachs, together with certain of its affiliates, indirectly owns in excess of 10% of our issued and outstanding common stock, and is therefore deemed to be one of our “affiliates” and have a “conflict of interest” within the meaning of FINRA Rule 5121. Specifically, (i) 9,025,964 shares of our common stock are held directly by GS Capital Partners VI Fund, L.P.; (ii) 7,507,479 shares of our common stock are held directly by GS Capital Partners VI Offshore Fund, L.P.; (iii) 2,481,986 shares of our common stock are held directly by GS Capital Partners VI Parallel, L.P.; (iv) 320,782 shares of our common stock are held directly by GS Capital Partners VI GmbH & Co. KG; (v) 724,611 shares of our common stock are held directly by Bridge Street 2011, L.P.; (vi) 318,027 shares of our common stock are held directly by Bridge Street 2011 Offshore, L.P.; and (vii) 473,926 shares of our common stock are held directly by MBD 2011 Holdings, L.P., all of which are affiliates of Goldman Sachs. Goldman

Sachs is therefore deemed to be one of our “affiliates” and to have a “conflict of interest” within the meaning of FINRA Rule 5121. FINRA Rule 5121 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter,” as defined in the rule, has participated in the preparation of the registration statement and this prospectus and exercised the usual standards of due diligence with respect thereto.

Pursuant to FINRA Rule 5121, Credit Suisse Securities (USA) LLC is serving as the “qualified independent underwriter,” as defined by FINRA. Although Credit Suisse Securities (USA) LLC has, in its capacity as qualified independent underwriter, performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part, we cannot assure you that this will adequately address any potential conflicts of interest. See “Underwriting (Conflicts of Interest).” In addition, we have agreed to indemnify Credit Suisse Securities (USA) LLC for acting as qualified independent underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Credit Suisse Securities (USA) LLC may be required to make for those liabilities.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future results of operations and financial position, business strategy, plans and objectives of management for future operations and plans for future product development and manufacturing are forward-looking statements. Without limiting the foregoing, the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks” and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in the section entitled “Risk Factors” in this prospectus. Also, any forward-looking statement made by us in this prospectus speaks only as of the date on which this prospectus was first filed. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $44.7 million, based on an assumed public offering price of $15.69 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on November 14, 2014.

We intend to use the net proceeds from the sale of any shares of common stock offered by us under this prospectus for general corporate purposes. General corporate purposes may include the repayment and refinancing of debt, working capital and capital expenditures. In addition, we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary companies, businesses, products or technologies. While we have no current agreements, commitments or understandings for any specific acquisitions or investments at this time, we may use a portion of the net proceeds to us for these purposes. Pending our use of the net proceeds as described above, we may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

We will not receive any proceeds from the sale of shares of common stock offered by any selling stockholders, including any sale of shares of common stock if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholders. The selling stockholders identified in this prospectus will pay any underwriting discounts and commissions and transfer taxes incurred by the selling stockholders in disposing of the shares of common stock. We will pay all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of the selling stockholders’ counsel and accountants.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on The NASDAQ Global Select Market under the symbol “EIGI” since October 25, 2013. Prior to that date, there was no public market for our common stock. The following table sets forth, for the quarterly periods indicated, the high and low intraday sale price per share of our common stock as reported on The NASDAQ Global Select Market:

	High	Low
Year ended December 31, 2013
Fourth Quarter (beginning October 25, 2013)	$14.85	$10.41

Year ended December 31, 2014
First Quarter	$16.33	$10.98
Second Quarter	$16.09	$11.67
Third Quarter	$17.00	$12.17
Fourth Quarter (through November 14, 2014)	$17.68	$15.25

On November 14, 2014, the last sale price of our common stock, as reported on The NASDAQ Global Select Market, was $15.69 per share. As of October 31, 2014, we had 81 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare dividends will be subject to the discretion of our board of directors and applicable law and will depend on various factors, including our results of operations, financial condition, prospects and any other factors deemed relevant by our board of directors. Our credit agreements limit our ability to pay cash dividends on our common stock, and the terms of any future loan agreement into which we may enter or any additional debt securities we may issue are likely to contain similar restrictions on the payment of dividends.

On April 20, 2012, we paid a $6.0 million accrued dividend in connection with the redemption of preferred shares of a subsidiary. On November 9, 2012, we paid a dividend in the aggregate amount of $300.0 million, including $194.3 million and $62.6 million paid to investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively.

We do not currently intend to declare or pay any similar special dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of 3,000,000 shares of our common stock offered by us in this offering, based on an assumed public offering price of $15.69 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on November 14, 2014, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with the financial statements and related notes and the other financial information incorporated by reference in this prospectus.

	As of September 30, 2014
	Actual	As Adjusted
	(unaudited, in thousands, except share and per share data)
Cash and cash equivalents	$22,403	$67,150

Current and long-term debt	1,100,500	1,100,500
Stockholders’ equity:
Preferred Stock, par value $0.0001; 5,000,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—	—
Common Stock, par value $0.0001; 500,000,000 shares authorized, 129,384,015 and 130,531,934 issued and outstanding, actual and as adjusted	13	13
Additional paid-in capital	783,881	828,628
Accumulated other comprehensive loss	(250)	(250)
Accumulated deficit	(639,388)	(639,388)

Total stockholders’ equity	144,256	189,003

Total cash and cash equivalents and capitalization	$1,267,159	$1,356,653

The number of shares of common stock reflected in the discussion and table above is based on 129,384,015 shares of our common stock outstanding as of September 30, 2014, including 1,852,081 shares of common stock subject to vesting pursuant to restricted stock awards outstanding as of such date, and excludes as of such date:

•	5,390,343 shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $12.01 per share;

•	1,013,342 shares issuable pursuant to restricted stock units outstanding; and

•	11,193,446 shares reserved for future issuance under our equity compensation plans.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by subtracting our total liabilities from our total tangible assets and dividing the difference by the number of outstanding shares of our common stock.

Our net tangible book value at September 30, 2014 was negative $1,360.5 million, or $(10.52) per share. After giving effect to the issuance and sale of 3,000,000 shares of common stock by us and the sale of 10,000,000 shares of common stock by the selling stockholders in this offering at an assumed public offering price of $15.69 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on November 14, 2014, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at September 30, 2014 would be negative $1,315.7 million, or $(9.94) per share. This amount represents an immediate increase in net tangible book value of $0.58 per share to existing stockholders and an immediate dilution of $25.63 per share to investors in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$15.69
Net tangible book value per share as of September 30, 2014	$(10.52)
Increase per share attributable to investors purchasing our common stock in this offering	0.58

As adjusted net tangible book value per share after this offering		$(9.94)

Dilution per share to investors		$25.63

A $1.00 increase (decrease) in the assumed public offering price of $15.69 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on November 14, 2014, would increase (decrease) dilution per share to new investors by approximately $0.98, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The discussion and table above is based on 129,384,015 shares of our common stock outstanding as of September 30, 2014, including 1,852,081 shares of common stock subject to vesting pursuant to restricted stock awards outstanding as of such date, and excludes as of such date:

•	5,390,343 shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $12.01 per share;

•	1,013,342 shares issuable pursuant to restricted stock units outstanding; and

•	11,193,446 shares reserved for future issuance under our equity compensation plans.

NON-GAAP FINANCIAL MEASURES

We use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Key Metrics

We use a number of metrics, including the following key metrics, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions:

•	total subscribers;

•	average revenue per subscriber;

•	monthly recurring revenue retention rate;

•	adjusted net income;

•	adjusted EBITDA;

•	unlevered free cash flow; and

•	free cash flow.

The following table, which includes our acquisition of Directi for the three and nine months ended September 30, 2014, summarizes these non-GAAP financial measures and key metrics for the periods presented (all data in thousands, except average revenue per subscriber and monthly recurring revenue retention rate):

	Predecessor	Successor
	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31,		Nine Months Ended September 30,
			2012	2013	2013	2014
Financial and other metrics:
Total subscribers	2,845	2,857	3,223	3,502	3,440	3,841
Average revenue per subscriber	$12.84	$12.84	$12.92	$13.09	$13.02	$14.35
Monthly recurring revenue retention rate	99%	99%	99%	99%	99%	99%
Adjusted net income	$60,072	$1,813	$28,187	$97,724	$79,040	$98,942
Adjusted EBITDA	$90,189	$3,863	$133,664	$207,931	$161,717	$173,665
Unlevered free cash flow	$73,295	$3,419	$101,685	$166,457	$128,944	$142,677
Free cash flow	$46,785	$2,661	$49,405	$83,432	$64,571	$100,775

Total Subscribers

We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our web presence solutions on a paid basis. Historically, in calculating total subscribers, we included the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the date of the relevant acquisition. We do not include in total subscribers accounts that access our solutions via resellers or purchase only domain names from us. Subscribers of more than one brand are counted as separate subscribers. We believe total subscribers is an indicator of the scale of our platform and our ability to expand our subscriber base and is a critical factor in our ability to monetize the opportunity we have identified in serving the SMB market. Total subscribers for a period may reflect adjustments to add or subtract subscribers as we integrate and/or are otherwise able to identify subscribers that meet the definition of total subscribers.

Average Revenue per Subscriber

Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of revenue we recognize in a period divided by the average of the number of total subscribers at the beginning of the period and at the end of the period. In calculating ARPS, we exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. Historically, we adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have adjusted the amount of revenue to include the revenue generated from subscribers we add through business acquisitions from the date of the relevant acquisition. We believe including revenue from acquired subscribers in this manner provides a useful comparison of the revenue generated per subscriber from period to period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing, and sell products and services to new and existing subscribers.

The following table reflects the reconciliation of ARPS to revenue calculated in accordance with GAAP (all data in thousands, except ARPS data):

	Predecessor	Successor
	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31,		Nine Months Ended September 30,
			2012	2013	2013	2014
Revenue	$187,340	$2,967	$292,156	$520,296	$383,876	$457,909
Purchase accounting adjustment	24,718	2,710	64,123	7,311	6,782	18,830
Pre-acquisition revenue from acquired properties	194,100	3,073	117,836	512	512	—

Adjusted revenue	$406,158	$8,750	$474,115	$528,119	$391,170	$476,739

Total subscribers	2,845	2,857	3,223	3,502	3,440	3,841
ARPS	$12.84	$12.84	$12.92	$13.09	$13.02	$14.35
Adjusted revenue attributable to Directi	—	—	—	—	—	$35,286
Adjusted revenue excluding Directi	$406,158	$8,750	$474,115	$528,119	$391,170	$441,453
Total subscribers excluding Directi	2,845	2,857	3,223	3,502	3,440	3,788
ARPS excluding Directi	$12.84	$12.84	$12.92	$13.09	$13.02	$13.46

Monthly Recurring Revenue Retention Rate

We believe that our ability to retain revenue from our subscribers is an indicator of the long-term value of our subscriber relationships and the stability of our revenue base. To assess our performance in this area, we measure our monthly recurring revenue, or MRR, retention rate. We calculate MRR retention rate at the end of a period by taking the retained recurring value of subscription revenue of all active subscribers at the end of the prior period and dividing it into the retained recurring value of subscription revenue for those same subscribers at the end of the period presented. We believe MRR retention rate is an indicator of our ability to retain existing subscribers, sell products and services and maintain subscriber satisfaction.

Our MRR retention rate was 99% for all periods presented.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of property and equipment, expenses related to integration of acquisitions and restructurings, any dividend-related payments accounted for as compensation expense, transaction expenses and charges including costs associated with certain litigation matters, and preparation for our initial public offering, less (ii) earnings of unconsolidated entities and net gain on sale of property and equipment and (iii) the estimated tax effects of the foregoing adjustments. Due to our history of acquisitions and financings, we have incurred accounting charges and expenses that obscure the operating performance of our business. We believe that adjusting for these items and the use of adjusted net income is useful to investors in evaluating the performance of our company.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, and income tax expense (benefit). We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period provides insight to an investor to gauge the overall health of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results.

Unlevered Free Cash Flow

Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as adjusted EBITDA plus change in operating assets and liabilities (other than deferred revenue) net of acquisitions, less capital expenditures and income taxes excluding deferred tax. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to any accounting charges related to our acquisitions. We also invest in marketing, our largest operating expense, which may increase or decrease in a given period, depending on the cost of attracting new subscribers to our solutions. As our business has meaningful data center and related infrastructure requirements, we believe the level of capital expenditures required to run our business is an important factor for investors to consider. We believe UFCF is a useful measure that captures the effects of these issues.

Free Cash Flow

Free cash flow, or FCF, is a non-GAAP financial measure that we calculate as unlevered free cash flow less interest expense. We believe that this presentation of free cash flow provides investors with an additional indicator of our ability to generate positive cash flows after meeting our obligations with regard to payment of interest on our outstanding indebtedness.

The following table reflects the reconciliation of adjusted net income, adjusted EBITDA, UFCF and FCF to net loss calculated in accordance with GAAP (all data in thousands):

	Predecessor	Successor
	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31,		Nine Months Ended September 30,
			2012	2013	2013	2014
Net loss	$(73,884)	$(4,381)	$(139,298)	$(159,846)	$(91,713)	$(48,044)
Stock-based compensation	1,000	—	2,308	10,763	1,105	11,362
Loss on sale of property and equipment	31	—	469	309	332	78
Gain on sale of assets	—	—	—	—	—	(369)
(Gain) loss of unconsolidated entities	—	—	23	2,067	(359)	(26)
Dividend-related payments	—	—	9,765	—	—	—
Amortization of intangible assets	50,443	1,735	88,118	105,915	78,781	75,788
Amortization of deferred financing costs	23,781	97	43,405	2,768	189	57
Changes in deferred revenue (inclusive of impact of purchase accounting)	52,503	4,662	104,069	51,047	44,495	45,340
Loan prepayment penalty	—	—	10,883	6,300	—	—
Transaction expenses and charges	6,198	3,624	12,119	38,736	11,157	3,906
Integration and restructuring expenses	—	—	294	45,594	40,226	16,337
Tax-affected impact of adjustments	—	(3,924)	(103,968)	(5,929)	(5,173)	(5,487)

Adjusted net income	$60,072	$1,813	$28,187	$97,724	$79,040	$98,942

	Predecessor	Successor
	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31,		Nine Months Ended September 30,
			2012	2013	2013	2014
Depreciation	3,481	114	6,869	18,615	13,070	22,553
Income tax expense	126	1,178	26,765	2,333	3,746	10,263
Interest expense, net (net of impact of amortization of deferred financing costs)	26,510	758	71,843	89,259	65,861	41,907

Adjusted EBITDA	$90,189	$3,863	$133,664	$207,931	$161,717	$173,665

Change in operating assets and liabilities, net of acquisitions(1)(2)	(10,130)	(427)	(3,409)	(6,770)	(6,677)	(7,041)
Capital expenditures(3)	(6,638)	(7)	(28,163)	(33,523)	(25,384)	(20,705)
Income tax (excluding deferred tax)	(126)	(10)	(407)	(1,181)	(712)	(3,242)

Unlevered free cash flow	$73,295	$3,419	$101,685	$166,457	$128,944	$142,677

Net cash interest paid (net of change in accrued loan interest)	(26,510)	(758)	(52,280)	(83,025)	(64,373)	(41,902)

Free cash flow	$46,785	$2,661	$49,405	$83,432	$64,571	$100,775

(1)	In the year ended December 31, 2013 we have increased the change in operating assets and liabilities for a reduction in prepaid expenses for transaction charges related to the initial public offering of $0.6 million.
(2)	In the three and nine months ended September 30, 2014 we have decreased the change in operating assets and liabilities by $2.7 million of accrued employee severance and facility costs related to closing offices in Redwood City, California and Englewood, Colorado that are included in integration and restructuring expenses.
(3)	Capital expenditures during the nine months ended September 30, 2014 includes $2.7 million of payments under a three year capital lease for software of $11.7 million beginning in January 2014. The remaining balance on the capital lease is $9.0 million as of September 30, 2014.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, our amended and restated bylaws and applicable provisions of Delaware corporate law. This summary is not complete. You should read our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 500,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of October 31, 2014, 129,420,036 shares of common stock were outstanding, and no shares of preferred stock were outstanding.

Common Stock

Annual Meeting.    Annual meetings of our stockholders are held on the date designated in accordance with our amended and restated bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person, by means of remote communication in a manner, if any, authorized by our board of directors in its sole discretion, or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. For so long as Warburg Pincus or Goldman Sachs, or in either case, any affiliate thereof, collectively own shares of our capital stock representing at least a majority of votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors, special meetings of our stockholders may be called only by the affirmative vote of the holders of a majority of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors or by our board of directors. At all other times, special meetings of stockholders for any purpose or purposes may be called at any time by only our board of directors, the chairman of our board of directors or our chief executive officer. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Except as may be otherwise provided by applicable law, our restated certificate of incorporation or our amended and restated bylaws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights.    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Dividends.    Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Liquidation and Dissolution.    In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights.    Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar.    American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

NASDAQ Global Select Market.    Our common stock is listed on The NASDAQ Global Select Market under the symbol “EIGI.”

Preferred Stock

Under the terms of our restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Global Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Registration Rights Agreement

We entered into a second amended and restated registration rights agreement, dated October 24, 2013, or the registration rights agreement, with certain holders of our common stock, pursuant to which we have agreed to register the sale of shares of our common stock under specified circumstances. The material terms of the registration rights agreement, a copy of which has been filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 and incorporated herein by reference, are described below.

Under the registration rights agreement, we may be required by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs to register all or part of their shares of common stock in accordance with the Securities Act and the registration rights agreement. The net aggregate offering price of shares that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs propose to sell in any underwritten offering must be at least $50,000,000, or such holder must propose to sell all of such holder’s shares if the net aggregate offering price of such shares is less than $50,000,000. We are not obligated to effect more than three demand registrations at the request of investment funds and entities affiliated with Warburg Pincus and one demand registration at the request of investment funds and entities affiliated with Goldman Sachs, or effect more than one marketed underwritten offering in any consecutive 90-day period without the consent of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. There is no limitation on the number of unmarketed underwritten offerings that we may be obligated to effect at the request of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. We have specified rights to delay the filing or initial effectiveness of, or suspend the use of, any registration statement filed or to be filed in connection with an exercise of a holder’s demand registration rights.

In addition, if we propose to file a registration statement under the Securities Act with respect to specified offerings of shares of our common stock, we must allow holders of registration rights to include their shares in that registration, subject to specified conditions and limitations.

These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay a registration statement under specified circumstances. Pursuant to the registration rights agreement, we are required to pay all registration expenses and indemnify each participating holder with respect to each registration of registrable shares that is effected.

Stockholders Agreement

We entered into a stockholders agreement, dated October 24, 2013, or the stockholders agreement, with certain holders of our common stock, including investment funds and entities affiliated with Warburg Pincus and Goldman Sachs. The stockholders agreement contains agreements among the parties with respect to the election of our directors, certain restrictions on the issuance and transfer of shares and certain corporate governance matters. The material terms of the stockholders agreement, a copy of which has been filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 and incorporated herein by reference, are described below.

Director Designees; Chairman.    Under the terms of the stockholders agreement, investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% or more of the shares of our common stock that they held immediately following the closing of our initial public offering;

•	three directors for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% or more of the shares of our common stock that they held immediately following the closing of our initial public offering; and

•	one director for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% or more of the shares of our common stock that they held immediately following the closing of our initial public offering.

In addition, investment funds and entities affiliated with Goldman Sachs are entitled to designate up to one director to our board of directors for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% or more of the shares of our common stock that they held immediately following the closing of our initial public offering.

For so long as investment funds and entities affiliated with Warburg Pincus are entitled to designate at least three directors to our board of directors, the directors designated by investment funds and entities affiliated with Warburg Pincus will be entitled to designate the chairman of our board of directors.

Removal of Directors.    Any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively.

Quorum.    For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our board of directors and for so long as investment funds and entities affiliated with Goldman Sachs have the right to designate at least one director for election to our board of directors, in each case, a quorum of our board of directors will not exist without at least one director designee of each of Warburg Pincus and Goldman Sachs present at such meeting; provided that if a meeting of our board of directors fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, the presence of at least one director designee of Warburg Pincus or Goldman Sachs, as applicable, will not be required in order for a quorum to exist at the next meeting of our board of directors.

Transfer Restrictions.    Until December 22, 2016, and except for transfers to permitted transferees, any transfer of our shares of common stock by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs will require the prior written consent of each of the investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs that have the right to designate at least one director for election to our board of directors.

Approval Rights.    For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our board of directors, in addition to any other vote required by applicable law, certain actions required or permitted to be taken by our stockholders and certain specified corporate transactions may be effected only with the affirmative vote of 75% of our board of directors, including:

•	acquisitions or business combination transactions involving any other entity with an enterprise value in excess of $200 million in the aggregate;

•	mergers or other business combinations or other transactions involving a sale of all or substantially all of our and our subsidiaries’ assets or a “change in control” under our indebtedness documents;

•	dispositions of our or our subsidiaries’ assets with a value in excess of $200 million, other than sales of inventory or products in the ordinary course of business;

•	any change in the size of our board of directors;

•	any amendment to our restated certificate of incorporation or our amended and restated bylaws;

•	any termination of our chief executive officer or designation of a new chief executive officer;

•	any change in the composition of any committee of our board of directors;

•	except for ordinary course compensation arrangements, entering into, or modifying, any arrangements with one of our executive officers or any of our or our executive officers’ affiliates or associates;

•	issuance of additional shares of our or our subsidiaries’ capital stock, subject to certain limited exceptions;

•

incurrence of indebtedness, in a single transaction or a series of related transactions, that exceeds five times consolidated EBITDA, as defined in our Third Amended and Restated Credit Agreement, dated November 25, 2013, by and among us, EIG Investors Corp., as borrower, the lenders party thereto, and Credit Suisse AG, as administrative agent, as amended or restated from time to time, which we refer to as the Credit Agreement, for the preceding 12 months, subject to certain exceptions; and

•	any amendment to the definition of consolidated EBITDA in the Credit Agreement.

For so long as investment funds and entities affiliated with Goldman Sachs have the right to designate one director for election to our board of directors, the approval of the director designated by investment funds and entities affiliated with Goldman Sachs will be required for amendments to certain agreements with us if such amendments are disproportionately favorable to investment funds and entities affiliated with Warburg Pincus as compared to investment funds and entities affiliated with Goldman Sachs.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects

Stockholder Action.    Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of such stockholders and may not be taken by any consent in writing by such stockholders. For so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold a majority of our outstanding capital stock, however, a meeting and vote of stockholders may be dispensed with, and the action may be taken without prior notice and without such meeting and vote if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders.

Special Meeting of Stockholders.    Our restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. For so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold a majority of our outstanding capital stock, however, special meetings of our stockholders may be called by the affirmative vote of the holders of a majority of our outstanding voting stock.

Stockholder Nomination of Directors.    Our amended and restated bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, that if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (x) the 90th day prior to the date of such meeting and (y) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. These requirements do not apply to any directors entitled to be elected by the holders of preferred stock, any directors elected in accordance with our bylaws by the board of directors to fill a vacancy or newly-created directorship, or any directors designated pursuant to the terms of the stockholders agreement.

Supermajority Voting.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our board of directors, the affirmative vote of 75% our board of directors is required to amend our restated certificate of incorporation and our amended and restated bylaws or enter into certain specified corporate transactions, in addition to any other vote required by applicable law.

Staggered Board; Removal of Directors.    Our restated certificate of incorporation and our amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed by stockholders only for cause by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors; provided that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, and for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold at least a majority of our outstanding capital stock, our directors, other than a director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, may be removed with or without cause by the affirmative vote of the holders of a majority of our outstanding capital stock. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs have the right to designate at least one director for election to our board of directors, any vacancies will be filled in accordance with the designation provisions set forth in the stockholders agreement.

The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Choice of Forum.    Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of choice of forum provisions has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Delaware Law.    We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Since the investment funds and entities affiliated with Warburg Pincus and Goldman Sachs became holders of more than 15% of our outstanding common stock in a transaction that was approved by our Board of Directors, the restrictions of Section 203 of the Delaware General Corporation law would not apply to a business combination transaction with any investment funds or entities affiliated with either Warburg Pincus or Goldman Sachs. In addition, our restated certificate of incorporation expressly exempts investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs from the applicability of Section 203 of the Delaware General Corporation Law.

Corporate Opportunities

To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries. Further, no such person shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries. This exculpation from liability does not apply, in the case of any such person who is a director or officer of ours, where such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Limitation of Liability and Indemnification of Directors and Officers

Our restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We have also entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors. In addition, our employment agreements with our chief executive officer, Hari Ravichandran, and our chief financial officer, Tivanka Ellawala, require us to indemnify them to the fullest extent permitted by applicable law, other than in connection with their gross negligence or willful misconduct, for liability with regard to their activities on our behalf.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors. We have agreed that we will be the indemnitor of “first resort,” however, with respect to any claims against these directors for indemnification claims that are indemnifiable by both us and their employers. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against these directors’ employers.

SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of October 31, 2014, on an actual basis and as adjusted to reflect the sale of common stock by us and the selling stockholders in this offering, for each of the selling stockholders.

The percentage ownership information shown in the table prior to this offering is based upon 129,420,036 shares of common stock outstanding as of October 31, 2014. The percentage ownership information shown in the table after this offering is based upon 132,420,036 shares of common stock outstanding after this offering, assuming (i) the sale of 3,000,000 shares of our common stock by us in the offering, (ii) the sale of an aggregate of 10,000,000 shares of our common stock by the selling stockholders in this offering assuming no exercise of the underwriters’ option to purchase up to 1,950,000 shares of common stock from the selling stockholders and (iii) the sale of an aggregate of 11,950,000 shares of common stock by the selling stockholders in this offering assuming the exercise in full of the underwriters’ option to purchase up to 1,950,000 shares of common stock from the selling stockholders.

The information in the table below with respect to each selling stockholder has been obtained from each selling stockholder. When we refer to the “selling stockholders” in this prospectus, we mean the selling stockholders listed in the table below as offering shares, as well as each selling stockholder’s respective pledgees, donees, assignees, transferees and other successors-in-interest and others who may hold any of such selling stockholder’s interest.

The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after October 31, 2014 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

For information about certain material relationships between us and the selling stockholders, see “Certain Relationships and Related Party Transactions.”

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering		Shares Offered		Shares Beneficially Owned After this Offering Assuming No Exercise of Underwriters’ Option		Shares Subject to Underwriters’ Option		Shares Beneficially Owned After this Offering Assuming Full Exercise of Underwriters’ Option
	Number	Percentage			Number	Percentage			Number	Percentage
Investment funds and entities affiliated with Warburg Pincus(1)	64,678,557	50.0%	6,577,689	(12)	58,100,868	43.9%	1,334,826	(13)	56,766,042	42.9%
Investment funds and entities affiliated with Goldman Sachs(2)	20,852,775	16.1%	2,120,689	(14)	18,732,086	14.1%	430,357	(15)	18,301,729	13.8%
Hari Ravichandran(3)	9,793,541	7.5%	819,280		8,974,261	6.7%	122,892		8,851,369	6.6%
Thomas Gorny(4)	2,888,603	2.2%	291,445	(16)	2,597,158	2.0%	59,144	(17)	2,538,014	1.9%
Tivanka Ellawala(5)	434,256	*	18,542		415,714	*	2,781		412,933	*

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering		Shares Offered	Shares Beneficially Owned After this Offering Assuming No Exercise of Underwriters’ Option		Shares Subject to Underwriters’ Option	Shares Beneficially Owned After this Offering Assuming Full Exercise of Underwriters’ Option
	Number	Percentage		Number	Percentage		Number	Percentage
Katherine Andreasen(6)	117,107	*	6,954	110,153	*	—	110,153	*
David C. Bryson(7)	433,928	*	35,000	398,928	*	—	398,928	*
Ronald A. LaSalvia(8)	287,354	*	21,062	266,292	*	—	266,292	*
John M. Mone(9)	260,266	*	19,139	241,127	*	—	241,127	*
Christina Lane(10)	393,891	*	35,000	358,891	*	—	358,891	*
Other employees as a group (4 persons)(11)	911,035	*	55,200	855,835	*	—	855,835	*

(1)	Consists of (i) 46,150,245 shares of our common stock owned by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”); (ii) 1,476,426 shares of our common stock owned by Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners” together with WP X, the “WP X Funds”); and (iii) 17,051,886 shares of our common stock owned by WP Expedition Co-Invest L.P., a Delaware limited partnership (“WP Co-Invest”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of the WP X Funds. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”) is the general partner of WP X GP. Warburg Pincus Partners L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP and the general partner of WP Co-Invest. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”) is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership, (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of WP X. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities. Except as otherwise indicated, the business address of the Warburg Pincus entities is c/o 450 Lexington Avenue, New York, New York 10017.
(2)	Consists of (i) 9,025,964 shares of our common stock owned by GS Capital Partners VI Fund, L.P., a Delaware limited partnership; (ii) 7,507,479 shares of our common stock owned by GS Capital Partners VI Offshore Fund, L.P., a Cayman Islands exempted limited partnership; (iii) 2,481,986 shares of our common stock owned by GS Capital Partners VI Parallel, L.P., a Delaware limited partnership; (iv) 320,782 shares of our common stock owned by GS Capital Partners VI GmbH & Co. KG, a German limited partnership; (v) 724,611 shares of our common stock owned by Bridge Street 2011, L.P., a Delaware limited partnership; (vi) 318,027 shares of our common stock owned by Bridge Street 2011 Offshore, L.P., a Cayman Islands exempted limited partnership; and (vii) 473,926 shares of our common stock owned by MBD 2011 Holdings, L.P., a Cayman Islands exempted limited partnership (collectively, the “GS Entities”). Goldman, Sachs & Co. (“GS”) is an underwriter for this offering, a broker-dealer and is the investment manager for certain of the GS Entities. GS is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). Each of the GS Entities has represented to us that (i) it acquired its securities as investments, (ii) it purchased the securities to be sold in this offering in the ordinary course of business, and (iii) at the time of purchase, it had no plans or proposals to distribute the securities. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. All voting and investment decisions for the GS Entities are made by the Merchant Banking Division Corporate Investment Committee of GS, which is currently comprised of Richard A. Friedman, Joseph H. Gleberman, Thomas G. Connolly, John F. Daly, Joseph P. DiSabato, Elizabeth C. Fascitelli, Bradley J. Gross, Martin A. Hintze, Stephanie Hui, Adrian M. Jones, Michael E. Koester, Scott Lebovitz, Sanjeev Mehra, Kenneth A. Pontarelli, Sumit Rajpal, James H. Reynolds, Ankur Sahu and Andrew E. Wolff, through voting by the committee members. The business address of the GS Entities is c/o Goldman, Sachs & Co., 200 West Street, New York, New York 10282.
(3)

Mr. Ravichandran owns directly 5,809,016 shares of common stock. Caitlin Ravichandran, Mr. Ravichandran’s wife, is the Manager of the Ravichandran Family LLC, of which Mr. Ravichandran owns 90 common units, or 90%. The Ravichandran 2011 Family Trust, an irrevocable trust established by Mr. Ravichandran for his children and more remote issue as part of his estate plan, owns the remaining 10 common units, or 10%, of the Ravichandran Family LLC. Mrs. Ravichandran and Vidya Ravichandran, Mr. Ravichandran’s sister, are the trustees of the Ravichandran 2011 Family Trust. As a result, Mr. Ravichandran may have voting and investment control over, and may be deemed the beneficial owner of, 1,767,747 shares of common stock owned by the Ravichandran Family LLC. In addition, Mr. Ravichandran is also the grantor and trustee of HKR Grantor Retained Annuity Trust of 2014 and The Hari Ravichandran 2013 Grantor Retained Annuity Trust and the grantor of the 2013 Ravichandran Family GST Trust, an irrevocable trust established by Mr. Ravichandran for his children and more remote issue as part of his estate plan (together with HKR Grantor Retained Annuity Trust of 2014 and The Hari Ravichandran 2013 Grantor Retained Annuity Trust, the “Ravichandran Trusts”). As a result, Mr. Ravichandran may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 904,659 shares of common stock owned by the Ravichandran Trusts. The number of shares beneficially owned by Mr. Ravichandran includes 1,312,119 shares of common stock underlying restricted stock units and options that have vested as of October 31, 2014 or will become vested within 60 days after such date. Mr. Ravichandran is a founder of our company, has served as a director of our company periodically since its inception and continuously since 2007, as our president since December 2009 and as our president and chief executive officer since March 2011. In this offering, Mr. Ravichandran is only selling shares of common stock owned directly by him.
(4)	Mr. Gorny owns directly 22,222 shares of common stock. Mr. Gorny is the grantor and trustee of The Thomas and Aviva Gorny Family Trust and the grantor of each of The Thomas and Aviva Gorny Irrevocable Trust and The Gorny 2013 Irrevocable Trust (collectively, the “Gorny Trusts”). As a result, Mr. Gorny may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 2,843,559 shares of common stock owned by the Gorny Trusts. Mr. Gorny has served as a director of our Company since 2007. The number of shares beneficially owned by Mr. Gorny includes 22,822 shares of common stock underlying options that have vested as of October 31, 2014 or will become vested within 60 days after such date. In this offering, each of the Gorny Trusts is selling shares of common stock owned by such trusts.
(5)	Mr. Ellawala has served as our chief financial officer since December 2012. The number of shares beneficially owned by Mr. Ellawala includes 64,672 shares of common stock underlying options that have vested as of October 31, 2014 or will become vested within 60 days after such date.
(6)	Ms. Andreasen has served as our chief people officer since September 2012. The number of shares beneficially owned by Ms. Andreasen includes 43,114 shares of common stock underlying options that have vested as of October 31, 2014 or will become vested within 60 days after such date.
(7)	Mr. Bryson has served as our chief legal officer since July 2013. He served as an executive vice president from May 2011 until July 2013 and as our general counsel from April 2005 until July 2013, as well as from 2000 to 2002. The number of shares beneficially owned by Mr. Bryson includes 43,114 shares of common stock underlying options that have vested as of October 31, 2014 or will become vested within 60 days after such date.
(8)	Mr. LaSalvia has served as our chief operating officer since May 2013, and he served as our executive vice president, operations from May 2011 through May 2013. The number of shares beneficially owned by Mr. LaSalvia includes 64,672 shares of common stock underlying options that have vested as of October 31, 2014 or will become vested within 60 days after such date.
(9)	Mr. Mone has served as our chief information officer since July 2013, and he served as our executive vice president, technology, from May 2011 until July 2013. The number of shares beneficially owned by Mr. Mone includes 50,302 shares of common stock underlying options that have vested as of October 31, 2014 or will become vested within 60 days after such date.
(10)	Ms. Lane served as our vice president, finance, from September 2003 to December 2008 and our chief financial officer from December 2008 to December 2012. Ms. Lane currently serves as our chief accounting officer. The number of shares beneficially owned by Ms. Lane includes 10,059 shares of common stock underlying options that have vested as of October 31, 2014 or will become vested within 60 days after such date.
(11)	The number of shares beneficially owned by these employees includes 58,920 shares of common stock underlying options that have vested as of October 31, 2014 or will become vested within 60 days after such date.
(12)	WP X is offering 4,693,394 shares of our common stock, WP X Partners is offering 150,150 shares of our common stock and WP Co-Invest is offering 1,734,145 shares of our common stock in this offering.
(13)	952,442 shares of our common stock owned by WP X are subject to the underwriters’ option, 30,470 shares of our common stock owned by WP X Partners are subject to the underwriters’ option and 351,914 shares of our common stock owned by WP Co-Invest are subject to the underwriters’ option.
(14)	GS Capital Partners VI Fund, L.P. is offering 917,924 shares of our common stock, GS Capital Partners VI Offshore Fund, L.P. is offering 763,497 shares of our common stock, GS Capital Partners VI Parallel, L.P. is offering 252,413 shares of our common stock, GS Capital Partners VI GmbH & Co. KG is offering 32,623 shares of our common stock, Bridge Street 2011, L.P. is offering 73,692 shares of our common stock, Bridge Street 2011 Offshore, L.P. is offering 32,343 shares of our common stock and MBD 2011 Holdings, L.P. is offering 48,197 shares of our common stock in this offering.
(15)	186,278 shares of our common stock owned by GS Capital Partners VI Fund, L.P. are subject to the underwriters’ option, 154,938 shares of our common stock owned by GS Capital Partners VI Offshore Fund, L.P. are subject to the underwriters’ option, 51,223 shares of our common stock owned by GS Capital Partners VI Parallel, L.P. are subject to the underwriters’ option, 6,620 shares of our common stock owned by GS Capital Partners VI GmbH & Co. KG are subject to the underwriters’ option, 14,954 shares of our common stock owned by Bridge Street 2011, L.P. are subject to the underwriters’ option, 6,563 shares of our common stock owned by Bridge Street 2011 Offshore, L.P. are subject to the underwriters’ option and 9,781 shares of our common stock owned by MBD 2011 Holdings, L.P. are subject to the underwriters’ option.
(16)	The Thomas and Aviva Gorny Family Trust is offering 194,394 shares of our common stock, The Thomas and Aviva Gorny Irrevocable Trust is offering 45,789 shares of our common stock and The Gorny 2013 Irrevocable Trust is offering 51,262 shares of our common stock in this offering.
(17)	39,449 shares of our common stock owned by The Thomas and Aviva Gorny Family Trust are subject to the underwriters’ option, 9,292 shares of our common stock owned by The Thomas and Aviva Gorny Irrevocable Trust are subject to the underwriters’ option and 10,403 shares of our common stock owned by The Gorny 2013 Irrevocable Trust are subject to the underwriters’ option.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Sponsor Acquisition

In December 2011, investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs together acquired a controlling interest in our company. In connection with this acquisition, we and our affiliates and specified executive officers entered into agreements with investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs governing the election of managers and directors, rights to participate in future financings, transfers of equity interests, issuance of long-term equity incentive awards, rights to distributions, specified sales of our company, indemnification of specified persons, registration rights, voting rights and approval requirements for specified corporate actions.

In connection with the acquisition, the following occurred:

•	Certain of our executive officers, directors and equity owners exchanged equity interests in one of our subsidiaries for equity interests in our prior parent, Endurance International Group Holdings, LLC.

•	We paid $231,000 on December 22, 2011 to Accel-KKR for financial advisory and other consulting services and related expenses under a prior management agreement.

•	We declared and distributed a dividend of 150,000 shares of series E preferred stock, having an aggregate liquidation preference of $150.0 million, to our prior parent, Endurance International Group Holdings, LLC, of which certain of our current and former directors and executive officers were members.

•	We paid Hari Ravichandran, our president and chief executive officer, cash bonuses of $2,995,728.

Certain executive officers and directors who are selling stockholders in this offering invested in our company through a rollover of previously-held equity interests in our company. Giving effect to our corporate reorganization as a corporation in 2013, such equity interests represent the following numbers of shares of common stock:

Name	Shares
Hari Ravichandran(1)	2,715,600
Thomas Gorny(2)	2,843,559
David Bryson	189,570
Christina Lane(3)	200,944

(1)	Includes shares owned by Mr. Ravichandran and the Ravichandran Family LLC. Mr. Ravichandran directly owns 90 common units of the Ravichandran Family LLC, of which Caitlin Ravichandran, Mr. Ravichandran’s wife, is the Manager. The remaining 10 common units of the Ravichandran Family LLC are owned by the Ravichandran 2011 Family Trust, an irrevocable trust Mr. Ravichandran established for his children and more remote issue as part of his estate plan. Mrs. Ravichandran and Vidya Ravichandran, Mr. Ravichandran’s sister, are the trustees of the Ravichandran 2011 Family Trust. Mr. Ravichandran is prohibited from serving as a trustee of the Ravichandran 2011 Family Trust and disclaims beneficial ownership of all the Ravichandran Family LLC common units owned by the Ravichandran 2011 Family Trust.
(2)	Includes shares owned by Aviva Gorny Grantor Annuity Trust, Thomas and Aviva Gorny Family Trust, and Thomas and Aviva Gorny Irrevocable Trust, of which Mr. Gorny is a co-trustee. None of these shares are directly owned by Mr. Gorny.
(3)	Ms. Lane served as our vice president, finance, from September 2003 to December 2008 and our chief financial officer from December 2008 to December 2012.

On April 20, 2012, EIG Investors Corp., our wholly owned subsidiary, redeemed all of its issued and outstanding shares of series E preferred stock for $150.0 million and paid a $6.0 million accrued dividend to Endurance International Group Holdings, LLC, the sole holder of such shares. Concurrent with the redemption, Endurance International Group Holdings, LLC redeemed all of its series E units, some of which were held by Thomas Gorny, a selling stockholder in this offering, as set forth below:

Name	Redemption Amount
Thomas Gorny(1)	$16,182,170

(1)	Includes amounts paid in redemption of shares owned by Aviva Gorny Grantor Annuity Trust, Thomas and Aviva Gorny Family Trust, and Thomas and Aviva Gorny Irrevocable Trust, of which Mr. Gorny is a co-trustee.

In November 2012, we paid a dividend of $300.0 million, which included payments to certain of our current executive officers, directors and 5% stockholders who are selling stockholders in this offering, as set forth below:

Name	Dividend Amount
Hari Ravichandran(1)	$16,216,445
Thomas Gorny(2)	$8,541,505
David Bryson	$747,381
Ronald LaSalvia	$206,420
John Mone	$192,184
Christina Lane(3)	$781,547
Investment funds and entities affiliated with Warburg Pincus	$194,281,837
Investment funds and entities affiliated with Goldman Sachs	$62,637,703

(1)	Includes dividends on shares owned by Mr. Ravichandran and the Ravichandran Family LLC. Mr. Ravichandran directly owns 90 common units of the Ravichandran Family LLC, of which Caitlin Ravichandran, Mr. Ravichandran’s wife, is the Manager. The remaining 10 common units of the Ravichandran Family LLC are owned by the Ravichandran 2011 Family Trust, an irrevocable trust Mr. Ravichandran established for his children and more remote issue as part of his estate plan. Mrs. Ravichandran and Vidya Ravichandran, Mr. Ravichandran’s sister, are the trustees of the Ravichandran 2011 Family Trust. Mr. Ravichandran is prohibited from serving as a trustee of the Ravichandran 2011 Family Trust and disclaims beneficial ownership of all the Ravichandran Family LLC common units owned by the Ravichandran 2011 Family Trust.
(2)	Includes dividends on shares owned by Aviva Gorny Grantor Annuity Trust, Thomas and Aviva Gorny Family Trust, and Thomas and Aviva Gorny Irrevocable Trust, of which Mr. Gorny is a co-trustee.
(3)	Ms. Lane served as our vice president, finance, from September 2003 to December 2008 and our chief financial officer from December 2008 to December 2012.

Commercial Arrangements With Related Parties

Diya Systems (Mangalore) Private Limited, or Diya, and Glowtouch Technologies Pvt. Ltd., or Glowtouch, provide us a range of India-based outsourced services, including email- and chat-based customer and technical support, billing support, compliance monitoring, domain registrar support, network monitoring and engineering and development support, as well as associated office space and related services.

In 2012, Glowtouch facilitated the acquisition of our HostGator India business by purchasing the HostGator India operations on our behalf while our Indian subsidiary was being formed. In April 2013, Glowtouch transferred the HostGator India operations to our newly formed Indian subsidiary, Endurance Web Solutions Private Limited. Glowtouch currently staffs and operates our HostGator India business by providing us with a similar range of services as described above.

In the predecessor period 2011, 2012, 2013 and the nine months ended September 30, 2014, we recorded expenses of $5.5 million, $6.4 million, $6.8 million and $6.5 million, respectively, for the services provided to us by Diya and Glowtouch. In April 2013, Glowtouch transferred the HostGator India operations to our newly formed Indian subsidiary, Endurance Web Solutions Private Limited. Glowtouch currently staffs and operates our HostGator India business by providing us with a similar range of services as described above. Vidya Ravichandran and Indira Ravichandran, Mr. Ravichandran’s sister and mother, respectively, are majority owners of Tregaron India Holdings, LLC, or Tregaron Holdings, which is both Diya’s and Glowtouch’s ultimate parent company. Prior to April 30, 2012, they held approximately 50% of the equity interests in Tregaron Holdings. Dr. V. Ravichandran, Mr. Ravichandran’s father, is chief executive officer of both Diya and Glowtouch.

Since December 2011, we purchased web design and web-building services from Touch Web Designs, LLC, or Touch Web, which is owned by Tregaron Holdings and Diya. In the predecessor period 2011, 2012, 2013 and the nine months ended September 30, 2014, we recorded expenses of $30,000, $0.4 million, $0.5 million and $0.5 million, respectively, for services provided to us by Touch Web. Vidya Ravichandran, Mr. Ravichandran’s sister, is president of Tregaron Holdings and Touch Web.

Since 2009, we have been an authorized sales representative for a suite of website security products provided by Interactive Business Services, LLC, or IBS, through a wholly owned subsidiary of IBS. Mr. Gorny, Mr. Ravichandran and a former executive officer of our company indirectly own IBS. We have negotiated and expect to enter into an amendment to our agreement with IBS pursuant to which we will pay IBS $675,000 per year for specified website security products to be provided by IBS and an additional monthly fee of $20,000. Our obligation to pay the monthly fee will terminate upon the achievement of specified conditions by us or IBS. The amended agreement also involves revenue share arrangements between the parties, a minimum sales commitment by IBS and an agreement by us to use IBS as the exclusive external sales organization for a designated set of website security services for our major U.S. operated brands. The amended agreement has a term of five years, although we may terminate the amended agreement early subject to payment of specified termination fees. We may also terminate the amended agreement without penalty if IBS does not meet its minimum sales commitment for specified periods or in certain other specified circumstances.

During 2013, Unitedweb Holdings, LLC, a company controlled by Mr. Gorny and a former executive officer of our company, held $8.0 million of our indebtedness under our second lien term loan facility, which bore interest at a LIBOR-based rate of 10.25% as of September 30, 2013. In November 2013, we repaid our second lien term loan facility in full.

Loans to Executive Officers

In September 2011, we loaned $200,000 to John Mone, our chief information officer. The loan accrued interest at a rate of 0.26% per annum, compounded annually. The loan was secured by any equity interests in our company then or later owned by Mr. Mone. We waived Mr. Mone’s obligation to repay this loan that otherwise would have been required in connection with the Sponsor Acquisition and in connection with our November 2012 dividend. Mr. Mone repaid this loan in full in September 2013.

In September 2012, we loaned $300,000 to David C. Bryson, our chief legal officer. The loan accrued interest at a rate of 0.21% per annum, compounded annually. The loan was secured by any equity interest in our company then or later owned by Mr. Bryson. We waived Mr. Bryson’s obligation to repay this loan that otherwise would have been required in connection with our November 2012 dividend. Mr. Bryson repaid this loan in full in July 2013.

MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of material U.S. federal income and estate tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner (other than a partnership or other pass-through entity) of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address the alternative minimum tax, the Medicare tax on net investment income or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities which are pass-through entities for U.S.

federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Disposition of Common Stock.” Any distributions will also be subject to the discussion below under the heading “FATCA.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•	the non-U.S. holder is a non-resident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

•	we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 10% of the proceeds payable to a non-U.S. holder from a sale of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under “Dividends”, will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

FATCA

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or disposition of, our common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt under FATCA.

Under applicable U.S. Treasury regulations, withholding under FATCA will generally apply (1) to payments of dividends on our common stock and (2) to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Allen & Company LLC
Cowen and Company, LLC
Jefferies & Company, Inc.
Craig-Hallum Capital Group LLC
Oppenheimer & Co. Inc.

Total	13,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,950,000 shares from the selling stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,950,000 additional shares of our common stock from the selling stockholders.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. After the offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, the selling stockholders, our officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co., or in the case of Goldman, Sachs & Co. and its affiliates, with the prior written consent of Credit Suisse Securities (USA) LLC. The transfer restrictions, with certain exceptions, do not apply to:

(a)	the transfer of shares of our common stock (i) as a bona fide gift or gifts, (ii) to any immediate family members of a stockholder or any trust for the direct or indirect benefit of a stockholder or the immediate family of a stockholder, or any limited partnership the partners of which are such stockholder and/or immediate family members of such stockholder, (iii) by will or intestacy, or (iv) to limited or general partners, members, stockholders or affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act) of a stockholder or, in the case of a corporation, to a wholly owned subsidiary of a stockholder; provided that, in the case of any transfer or distribution pursuant to this bullet point, each donee, trustee, legatee, heir, distributee or other transferee, as the case may be, must agree in writing to be bound by the transfer restrictions set forth in the lock-up agreement, such transfer or distribution must be a disposition for no value, and no filing under Section 16(a) of the Exchange Act during the 90 days after the date of this prospectus shall be required or voluntarily made in connection with such transfer, distribution, exercise or disposition;

(b)	the exercise of a stockholder’s option to purchase shares of our common stock granted prior to the date of this prospectus under a stock incentive plan or stock purchase plan described in this prospectus, or the disposition to us of such stockholder’s shares of common stock pursuant to any contractual relationship in effect on the date of the underwriting agreement to be entered into by us and the underwriters that provides for such disposition; provided that no filing under Section 16(a) of the Exchange Act during the 90 days after the date of this prospectus shall be required or voluntarily made in connection with such exercise or disposition;

(c)	the transfer of a stockholder’s shares of our common stock acquired on the open market following the date that is 90 days after the date of this prospectus; provided that no filing under Section 16(a) of the Exchange Act during the 90 days after the date of this prospectus shall be required or voluntarily made in connection with such transfer;

(d)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock; provided that (A) such plan does not provide for the transfer of shares of our common stock during the 90 days after the date of this prospectus and (B) any public announcement regarding the establishment of such plan specifies that no transfer of shares of our common stock is permitted during the 90 days after the date of this prospectus; or

(e)	the sale of a stockholder’s shares of our common stock to the underwriters as part of this offering.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “EIGI.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.4 million.

We have agreed to pay the filing fees incident to, and the fees and disbursements of counsel for the underwriters in connection with, any required review by FINRA in connection with this offering in an amount not to exceed $25,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Conflicts of Interest

Goldman, Sachs & Co. is an underwriter in this offering. Since Goldman, Sachs & Co. and its affiliated funds beneficially own more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 currently requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Credit Suisse Securities (USA) LLC has agreed to act as qualified independent underwriter for the offering and to participate in the preparation of this prospectus and exercise the usual standards of due diligence with respect thereto. Credit Suisse Securities (USA) LLC will not receive any additional compensation for acting as a qualified independent underwriter. We have agreed to indemnify Credit Suisse Securities (USA) LLC against certain liabilities in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. In addition, in accordance with Rule 5121, Goldman, Sachs & Co. will not make sales to discretionary accounts without the prior written consent of the customer.

Entities affiliated with Credit Suisse Securities (USA) LLC beneficially own, on an indirect basis through an investment fund affiliated with Warburg Pincus, less than 1% of our outstanding common stock. In addition, entities affiliated with Credit Suisse Securities (USA) LLC hold an aggregate of $31 million of our outstanding indebtedness under our revolving credit facility. Such entities affiliated with Credit Suisse Securities (USA) LLC, however, will not receive more than 5% of the net proceeds from this offering.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Endurance International Group Holdings, Inc. as of December 31, 2012 and 2013 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from January 1, 2011 through December 21, 2011 (Predecessor Company) and the period from December 22, 2011 through December 31, 2011 (Successor Company) and the years ended December 31, 2012 and 2013 (Successor Company) incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.endurance.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-36131) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the year ended December 31, 2013, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2014 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 3014;

•	Current Reports on Form 8-K filed on January 29, 2014, March 6, 2014 and June 6, 2014; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on October 11, 2013, including any amendments or reports filed for the purpose of updating such description.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Attn: Investor Relations

Telephone: (781) 852-3200

13,000,000 Shares

Endurance International Group Holdings, Inc.

Common Stock

Goldman, Sachs & Co.		Credit Suisse
Morgan Stanley		Wells Fargo Securities
Allen & Company LLC	Cowen and Company	Jefferies
Craig-Hallum Capital Group		Oppenheimer & Co.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

Set forth below is an estimate (except in the case of the SEC registration fee and FINRA filing fee) of the amount of fees and expenses to be incurred by the Registrant in connection with the issuance and distribution of the offered securities (other than underwriting discounts and commissions and transfer taxes incurred by the selling stockholders, all of which will be paid by the selling stockholders).

SEC registration fee	$28,629
FINRA filing fee	37,457
Accountant’s fees and expenses	50,000
Legal fees and expenses	185,000
Printing and engraving expenses	20,000
Transfer agent’s fees and expenses	10,000
Miscellaneous	8,914

Total	$340,000

*	All amounts except the SEC registration fee and FINRA filing fee are estimated.

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s restated certificate of incorporation provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Registrant, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or executive officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or executive officers. In addition, the Registrant’s employment agreements with Mr. Ravichandran, its chief executive officer, and Mr. Ellawala, its chief financial officer, require the Registrant to indemnify Messrs. Ravichandran and Ellawala to the fullest extent permitted by applicable law, other than in connection with their gross negligence or willful misconduct, for liability with regard to their activities on the Registrant’s behalf.

Although directors designated for election to the Registrant’s board of directors by investment funds and entities affiliated with either Warburg Pincus LLC (“Warburg Pincus”) or Goldman, Sachs & Co. (“Goldman Sachs”) may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, the Registrant has agreed in its stockholders agreement that it will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, the Registrant will reimburse those investment funds and entities and their insurers for such amounts.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.	Exhibits.

The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	That, for purposes of determining any liability under the Securities Act:

(i)	the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii)	each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on this 17th day of November, 2014.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ Hari Ravichandran
Name:	Hari Ravichandran
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hari Ravichandran Hari Ravichandran	President and Chief Executive Officer, and Director (Principal Executive Officer)	November 17, 2014

/s/ Tivanka Ellawala Tivanka Ellawala	Chief Financial Officer (Principal Financial Officer)	November 17, 2014

/s/ Christina Lane Christina Lane	Chief Accounting Officer (Principal Accounting Officer)	November 17, 2014

* James C. Neary	Chairman of the Board of Directors	November 17, 2014

* Dale Crandall	Director	November 17, 2014

* Joseph P. DiSabato	Director	November 17, 2014

* Thomas Gorny	Director	November 17, 2014

* Michael Hayford	Director	November 17, 2014

* Peter J. Perrone	Director	November 17, 2014

* Chandler J. Reedy	Director	November 17, 2014

Signature	Title	Date

* Justin L. Sadrian	Director	November 17, 2014

* By:	/s/ Hari Ravichandran
Hari Ravichandran Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith
1.1	Form of Underwriting Agreement					X

3.1	Restated Certificate of Incorporation of the Registrant	S-1/A	333-191061	October 23, 2013	3.3

3.2	Amended and Restated Bylaws of the Registrant	S-1/A	333-191061	October 23, 2013	3.5

4.1	Specimen certificate evidencing shares of common stock of the Registrant	S-1/A	333-191061	October 8, 2013	4.1

4.2	Second Amended and Restated Registration Rights Agreement, dated as of October 24, 2013, by and among the Registrant and the other parties thereto	10-Q	001-36131	November 7, 2014	4.2

4.3	Stockholders Agreement, dated as of October 24, 2013, by and among the Registrant and certain holders of the Registrant’s common stock	10-Q	001-36131	November 7, 2014	4.3

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP					X

23.1	Consent of BDO USA, LLP, independent registered public accounting firm for the Registrant					X

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)					X

24.1*	Powers of Attorney (included on the signature pages to the Registration Statement)

*	Previously filed.